SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): June 6, 2005

Lake Area Corn Processors, LLC

(Exact name of registrant as specified in its charter)

South Dakota	0-50254	46-0460790
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

46269 SD Highway 34 P.O. Box 100 Wentworth, South Dakota		57075
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (605) 483-2676

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02       Termination of a Material Definitive Agreement.

On June 6, 2005, Dakota Ethanol, LLC, the registrant’s majority-owned subsidiary, elected not to renew its Management Agreement with Broin Management, LLC, its Ethanol Marketing Contract with Ethanol Products, LLC, its Distiller’s Grains Marketing Contract with Broin Enterprises, Inc. d/b/a Dakota Gold Marketing, and its Corn Price Risk Management Contract with Broin Management, LLC. With and following this election, Dakota Ethanol formally notified these entities of its election not to renew these contracts beyond 2006.  With the exception of the Corn Price Risk Management Contract, which is scheduled for renewal before January 1, 2006, the Management Agreement, the Ethanol Marketing Contract, and the Distiller’s Grains Marketing Contract are scheduled for renewal on or after January 1, 2006, and each of these contracts permit Dakota Ethanol to discontinue the contracts by providing at least three months advanced written notice of discontinuation prior to the renewal dates. Dakota Ethanol, however, elected not to renew these contracts because of a “difference in philosophy” between Dakota Ethanol and these entities. A copy of a letter sent to the registrant’s members by the registrant’s board of managers on May 31, 2005, which is filed as an exhibit to this report, describes the reasons for the election not to renew the contracts.

Based on current negotiations between Dakota Ethanol and Broin Management, Ethanol Products and Broin Enterprises, Dakota Ethanol expects to enter into an agreement and/or understanding with these entities to terminate amicably these four contracts prior to January 1, 2006. Prior to January 1, 2006, Dakota Ethanol expects to replace Broin Management by hiring a new general and technical manager who will serve as employees of Dakota Ethanol. Also before January 1, 2006, Dakota Ethanol expects to enter into a new ethanol and distiller’s grains marketing contract and a risk management service contract with entities unaffiliated with Broin Management, Ethanol Products and Broin Enterprises. The specific date of hiring a general and technical manager and entering into new marketing and service contracts, however, is uncertain at this time.

Item 9.01       Financial Statement and Exhibits

(a)	Financial Statements.

Not Applicable.

(b)	Pro Forma Financial Information.

Not Applicable

(c)	Exhibits

99.1 Letter to registrant’s Members dated May 27, 2005 and sent on May 31, 2005.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LAKE AREA CORN PROCESSORS, LLC

Dated: June 6, 2005	By:	/s/ Douglas Van Duyn
Douglas Van Duyn, Chief Executive Officer